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                                                                    EXHIBIT 10.5

                         [DIGITAL INSIGHT LETTERHEAD]


9/11/00

Joe McDoniel
6277 White Swan Lane
Ann Arbor, MI  48108

Dear Joe:

Digital Insight is pleased to offer you a position as Senior Vice President, Operations. Your date of hire will be 9/14/00. In this capacity you will report to John Dorman, President and CEO. You will be classified as an exempt, full time employee and your starting salary will be $210,000 per year. You will participate in a Management Incentive Program that will allow you to earn up to 50% of your annual salary. For fiscal year 2000, you will receive a guaranteed amount of $105,000 to be paid by 3/15/01. You will also receive temporary housing assistance through 12/31/01, not to exceed $3,000 per month. In the event that you relocate from Michigan to California, the company will agree to pay for reasonable and customary moving expenses. On your date of hire, you will be granted a stock option to purchase 155,000 shares of Digital Insight Common Stock. The exercise price for the grant will be the fair market value on your date of hire which is equal to the Nasdaq closing price of our stock on the previous trading day. The shares underlying the option will vest over a 48 month period with 25% vesting on the 12th month and 1/48th of the total grant vesting monthly thereafter. The stock option is subject to the terms and conditions of our stock option plan and will be documented separately by our standard stock option agreement. In the event of a change in control of the Company, 50% of the remaining unvested shares underlying your option as of that date will be immediately vested. These documents will be provided from our third party administrator approximately 90 days from the date of hire. You will also be eligible for a follow-on grant in February of 2001.

As a condition of your employment with Digital Insight, you will be required to sign an employee Nondisclosure Agreement and provide proof of eligibility to work in the United States. Employment is also conditioned upon satisfactory results on a background investigation.

For clarification and the protection of both you and the company, this letter represents the sole agreement between you and Digital Insight. It constitutes and expresses the entire agreement regarding your employment. Any previous promises, representations or understanding relative to any terms and conditions are not to be considered as part of this offer unless expressed here in writing. It is understood that employment is at the mutual consent of the employee and the company. Accordingly, either the employee or the company can terminate the employment relationship at will, at any time, with or without cause or advance notice, and without further obligation.

You will be eligible to receive company benefits enjoyed by all Digital Insight employees, including paid holidays and paid days off in accordance with the eligibility terms and conditions of these programs. These programs will be reviewed with you in detail during your new hire orientation.

To accept this offer, please sign this letter below and return it to me via fax at (818) 871-0834.

As you know Digital Insight is a growing company with a bright future. I am delighted to extend this offer to you. We all look forward to having you on board at Digital Insight.

Best regards,                                Acceptance:
/s/Dawn M. Batey                             /s/Joe McDoniel
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Dawn M. Batey

Director of Human Resources                  Date  September 11, 2000
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